JOINT OWNERS ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Date of Issue shown on the Contract Schedule.

Any Joint Owner must be the spouse of the other Owner.

Any Joint Owner must be a Joint Annuitant.

If Joint Owners are named, all references to Contract Owner shall mean the Joint Owners.

All other terms and conditions of the Contract remain unchanged.





                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA


             /S/ ALAN A. GROVE                /S/ LOWELL C. ANDERSON
             ------------------------------   -------------------------
             Vice President and Secretary      Chairman of the Board,
                                                   President & CEO

S20123 (7-94)




                   INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract.

The following provisions apply to a Contract which is issued on a qualified basis under Internal Revenue Code ("IRC") section 408. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

     1. This Contract Owner is the Annuitant.

     2. This Contract is not transferable.

     3. This Contract and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

     4. The Contract Owner's entire interest in this Contract is nonforfeitable.

     5. This Contract is established for the exclusive benefit of the Contract Owner and the Contract Owner's beneficiary(ies).

     6. No Purchase Payments will be accepted other than a rollover contribution, as permitted by section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or a nontaxable transfer from another individual retirement account or individual retirement annuity.

     7. Distribution under the Contract must commence to be distributed, no later than the first day of April following the calendar year in which the Contract Owner attains age 70( (required beginning date), over

         (a) the life of the Contract Owner, or the lives of the Contract Owner and the Joint Annuitant, or

         (b) a period certain not extending beyond the life expectancy of the Contract Owner, or the joint and last survivor expectancy of the Contract Owner and the Joint Annuitant. Payments must be made in periodic payments at intervals of no longer than one year.

All distributions made hereunder shall be made in accordance with the requirements of section 401(a)(9) of the IRC, including the incidental death benefit requirements of the section 401(a)(9)(G) of the IRC, and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Life expectancy for distributions under an Annuity Option may not be recalculated.



     8. Upon the death of the Contract Owner:

         (a) if the Contract Owner dies after distributions of benefits has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Contract Owner's death;

         (b) if the Contract Owner dies before distribution of benefits commences, the entire amount payable to the Beneficiary will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Contract Owner's death except to the extent that an election is made to receive distributions under an Annuity Option in the Contract in accordance with 1) or 2) below:

                    1) if any portion of the Contract proceeds is payable to a Beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the Beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Contract Owner died;

                    2) if the designated Beneficiary is the Contract Owner's surviving spouse, and benefits are to be distributed in accordance with (1) above, distributions must begin on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the Contract Owner died; or (b) December 31 of the calendar year in which the Contract Owner would have attained age 70.

                    3) if the designated Beneficiary is the Contract Owner's surviving spouse, the spouse may treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from such Contract, or fails to elect any of the above provisions.

For purposes of Subsection (b) above, if a Joint Annuitant is named, such Joint Annuitant will be treated as the primary Beneficiary and any other Beneficiary shall be treated as a Contingent Beneficiary.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Life expectancy for distributions under an Annuity Option may not be re- calculated.

Distributions under this section are considered to have begun if distributions are made on account of the Contract Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to the Contract Owner over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the Income Tax Regulations.

     9. Except to the extent Treasury regulations allow the Company to offer different Annuity Options that are agreed to by the Company, only Annuity Options 1, 2, 3, 4, 5 and 6 will be available to the Contract Owner.

If a Joint Owner is named who is not the Contract Owner's spouse and the Contract Owner is more than 10 years older than the Joint Annuitant, the Contract Owner may not select Annuity Option 3 with annuity payments during the Joint Annuitant's lifetime at a level of 100 percent of the original level, and may not select Annuity Option 4. If a Joint Annuitant is named who is not the Contract Owner's spouse and the Contract Owner is more than 19 years older than the Joint Annuitant, the Contract Owner may not select Annuity Option 3 with annuity payments during the Joint Annuitant's lifetime at a level of 75 percent of the original level.

If a guaranteed period of payments is chosen under an Annuity Option, the length of the period must not exceed the shorter of (1) the Contract Owner's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Contract Owner and the Joint Annuitant, and (2) the applicable maximum period under section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments either must be nonincreasing or may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

     10. The Company shall furnish annual calendar year reports concerning the status of the annuity.

     11. The Company will amend this endorsement when such amendment is necessary to assure continued qualification of this Contract as an individual retirement annuity under Section 403(b) of the Code (and any successor provision) as in effect from time to time. Any changes to this endorsement that reduce or eliminate coverage under your policy will be subject to your acceptance or rejection.



                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA


             /S/ ALAN A. GROVE                  /S/ LOWELL C. ANDERSON
             ----------------------------       -------------------------
             Vice President and Secretary         Chairman of the Board,
                                                    President & CEO

S30040 (06-96)


                               FIXED ACCOUNT RIDER

     This Rider is part of the Contract to which it is attached and is effective upon issuance. The terms of this Rider apply to the Contract when the purchase payment or transfers are allocated to the Fixed Account. Such allocations will be credited with interest by the Company as set forth herein. This Rider applies to the Contract as follows:

     A. The Right to Cancel  provision  of this  Contract  also  applies to this
        Rider  if any  portion  of the  purchase   payment  under  the  contract
        is allocated to the Fixed Account.

     B. Modifications to DEFINITIONS section:

        1. Replace the existing definition of Assumed Investment Return with the following:

        ASSUMED INVESTMENT RETURN: The investment return upon which variable annuity payments in the Contract are based.

        2. The following definition is added:

        FIXED ACCOUNT - The Company's general investment account that contains all the assets of the Company except for the Variable Account and other segregated asset accounts.

      C. The ALLOCATION OF NET PURCHASE PAYMENT section is deleted and replaced by the following:

          The Net Purchase Payment is allocated to one or more of the sub-accounts of the Variable Account on the Effective Date. Any allocations requested to the Fixed Account will be placed in the Money Market sub-account on the Effective Date, and then will be allocated to the Fixed Accou on the Annuity Calculation Date. The allocation to each sub-account and/or to the Fixed Account is made in percentages of the Net Purchase Payment. Whole percentages must be used and each must be at least 10%. We have the right to allocate the entire Net Purchase Payment to the Money Market sub-account until the expiration of the free-look period. We reserve the right to limit the number of allocations that you can have at any time.

       D. The TRANSFERS section is deleted and replaced by the following:

          You may transfer all or part of your interest in a sub-account to another sub-account or to the Fixed Account. No transfer may take place from (out of) the Fixed Account. All transfers are subject to the following:

          1. No partial transfer will be made if it would result in any selected sub-account or the Fixed Account providing less than 10% of the benefits under the Contract.

          2. Transfers will take effect during the next Valuation Period following receipt by us of a written transfer request (or by telephone, if authorized) containing all required information. No transfers may occur until the end of the free-look period. 3. At least one allocation to the Fixed Account will be allowed. Additional allocations may be allowed by the Company's administrative rules then in effect. Both the initial allocation to the Fixed Account, and each transfer to the Fixed Account from the Variable Account, will be treated as an allocation.

          4. Any transfer direction must clearly specify:

             a.  the new allocation percentage(s);  and
             b.  the  sub-accounts  and/or  Fixed  Account   which  are  to  be
                 reallocated.

          5. We reserve the right to limit the number of transfers to not fewer than six transfers per calendar year. We also reserve the right at any time and without prior notice to any party to modify the transfer provisions described above.

     E. The following is added to the end of the MORTALITY AND EXPENSE RISK CHARGE section:

        This  charge  will not  be  assessed  against  allocations  in the Fixed
        Account.

     F. The following is added to the end of the ADMINISTRATIVE EXPENSE CHARGE section:

        This  charge  will not  be assessed  against  allocations  in  the Fixed
        Account.

     G. The ANNUITY OPTIONS section is deleted and replaced by the following:

          This Contract provides an annuity under one of the Annuity Options described in the Contract. The Annuity Option selected is shown on the Contract Schedule. Once selected the option is irrevocable. The amount of each payment depends upon the Annuity Option chosen and the Annuitan (and any Joint Annuitant's) Age on the Annuity Calculation Date. Annuity payments from the Variable Account will vary with the investment experience of the sub-account(s) of the Variable Account and may be either higher or lower than the first payment. Annuity payments from the Fixed Account will be equal payments unless otherwise specified by the Annuity Option selected. Each annuity payment will be the sum of (1) the annuity payment from allocations to the Variable Account (variable payment), and (2) the annuity payment from allocations to the Fixed Account (fixed payment). All calculations shall appropriately reflect the annuity payment frequency selected.

      H. OPTION 2, OPTION 4, and OPTION 5 under the ANNUITY PROVISIONS section are deleted and replaced by the following:

          OPTION 2 - LIFE ANNUITY WITH 60, 120, 180, or 240 MONTHLY PAYMENTS GUARANTEED -

          Monthly annuity payments are paid during the life of the Annuitant. Upon the Annuitant's death, if annuity payments have been made for less than a 60, 120, 180, or 240 month period as elected then annuity payments will be continued thereafter to the Beneficiary for the remainder of the guaranteed period.

          The Beneficiary may elect to have the present value of the guaranteed annuity payments remaining commuted and paid in a lump sum, less the applicable commutation factor as shown on the Contract Schedule. Variable payments will be commuted at the Assumed Investment Return. Fixed payments will be commuted using an indexed rate. This indexed rate will be equal to the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Effective Date of this contract. The Company will require the return of the Contract and proof of death prior to the payment of any commuted values.

          OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY WITH 60, 120, 180, OR 240 MONTHLY PAYMENTS GUARANTEED -

          Monthly annuity payments are paid during the joint lifetime of the Annuitant and the Joint Annuitant. Monthly payments are paid thereafter during the remaining lifetime of the Joint Annuitant at 100% of the original level. If at the last death of the Annuitant and the Joint Annuitant, annuity payments have been made for less than a 60, 120, 180 or 240 month period as elected then annuity payments will be continued thereafter to the Beneficiary for the remainder of the guaranteed period. The Beneficiary may elect to have the present value of the guaranteed annuity payments remaining commuted and paid in a lump sum, less the applicable commutation factor as shown on the Contract Schedule. Variable payments will be commuted at the Assumed Investment Return. Fixed payments will be commuted using an indexed rate. This indexed rate will be equal to the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Effective Date of this contract. The Company will require the return of the Contract and proof of death prior to the payment of any commuted values.

          OPTION 5 - REFUND LIFE ANNUITY - Monthly annuity payments are paid during the life of the Annuitant ceasing with the last annuity payment due prior to the Annuitant's death. Upon the Annuitant's death, the Beneficiary is guaranteed to receive a single cash payment (refund) equal to the sum of (a) and (b), where;

          (a) is the dollar value, if positive, of the number of Annuity Units equal to:

              (1) the total Annuity Units purchased in the  Variable Account  at issue, minus

              (2) the total  number of  Annuity Units cashed out in the Variable
                  Account due to transfers or annuity payments, plus

              (3) the  total  number  of  Annuity  Units  purchased  within  the
                  Variable Account due to transfers.

          (b) is the dollar value, if positive, equal to:

              (1) the portion of the Net Purchase Payment allocated to the Fixed
                  Account, plus

              (2) the sum of the values, if any, of refund amounts (as described in (a) above) transferred from the Variable Account to the Fixed Account, minus

              (3) the sum of the annuity payments made from the Fixed Account.

     I. The DETERMINATION OF ANNUITY PAYMENTS section is deleted and replaced by the following:

          DETERMINATION OF VARIABLE ANNUITY PAYMENTS - The amount of the initial variable annuity payment is determined on the Annuity Calculation Date when a fixed number of Annuity Units are purchased. This payment is determined as follows:

          The first variable annuity payment is equal to the Contract Value in the Variable Account, divided first by $1,000 and then multiplied by the appropriate annuity payment rate for the Annuity Option selected. In each sub-account, the fixed number of Annuity Units is calculated by dividing the amount of the initial annuity payment determined for each sub-account by the Annuity Unit value on the Annuity Calculation Date. Thereafter, the number of Annuity Units in each sub-account remains unchanged unless you elect to reallocate using transfers.

          On each subsequent annuity payment date, the variable annuity payment is the sum of the annuity payments determined for each sub-account. The annuity payment in each sub-account is determined by multiplying the number of Annuity Units then allocated to such sub-account by the Annui Unit value for that sub-account.

          For each sub-account, the value of an Annuity Unit was initially established at $1.00. On each subsequent Valuation Date the value of an Annuity Unit is equal to:

          a. the   value  of  the  Annuity  Unit  on the  immediately  preceding
             Valuation Date; multiplied by

          b. the Net Investment Factor (see below) for the Valuation Period ending on the current Valuation Date; divided by

          c. the Assumed Net Investment Factor (see below) for the Valuation Period.

          The Net Investment Factor is determined by dividing (a) by (b) and adding (c) to the result, where:

          a. is equal to:

             (1) the net increase or decrease in the Net Asset  Value per  share of the Fund (or other Eligible Investment); plus

             (2) the per  share  amount  of   any   dividend   or  capital  gain
                 distribution paid by the Fund during the Valuation Period; plus or minus

             (3) the per share charge or  credit for  any Taxes  incurred by  or reserved for in the sub-account as of the end of the current Valuation Period. and

          b. is equal to:

             (1) the Net Asset Value per share of the Fund (or other Eligible Investment) at the beginning of the Valuation Period; plus or minus

             (2)  the per share charge or  credit for  any Taxes incurred  by or
                  reserved   for  in  the  sub-account  as  of  the end  of  the
                  immediately preceding Valuation Period and

          c. is the net result of 1.000 less the Valuation Period deduction for the charges to the sub-account.

          The Net Investment Factor may be more or less than one.

          The Assumed Net Investment Factor is equal to one plus the Assumed Investment Return adjusted to reflect the particular Valuation Period. For example, with a 5% Assumed Investment Return, the Assumed Net Investment Factor for a one-year Valuation Period would be 1.05. For a one-day Valuation Period, the Assumed Net Investment Factor would be 1.00013368062.

          The value of an Annuity Unit as of any date other than a given Valuation Date is equal to its value on the next succeeding Valuation Date.

          DETERMINATION OF FIXED ANNUITY PAYMENTS - On the Annuity Calculation Date, a stream of annuity payments is purchased. The amount of the fixed annuity payment will be the value in the Contract allocated to the Fixed Account, divided by $1,000, then multiplied by the appropriate annuity payment factor for the Annuity Option selected. The dollar amount of this fixed annuity payment will not change unless specified otherwise by the Annuity Option chosen.

     J. The BASIS FOR PURCHASE OF ANNUITY section is deleted and replaced by the following:

          The variable annuity benefits provided for under this Contract are based upon:

          a. MORTALITY:  The  mortality  table  as  set  forth  on the  Contract
             Schedule.

          b. INTEREST: Assumed Investment Return as set forth on the Contract Schedule.

          c. TAXES: Any applicable taxes.

     K. The fixed annuity benefits provided for under this contract will be no less favorable than rates based upon:

          a. MORTALITY:  The  mortality  table  as  set  forth  on the  Contract
             Schedule.

          b. INTEREST: An annual rate of 2 1/2 percent.

          c. TAXES: Any applicable taxes.

     L. The following provision is added to the end of the DELAY OF PAYMENTS section:

          We reserve the right to postpone distributions from the Fixed Account for a period of up to six months.



                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA



             /S/ ALAN A. GROVE              /S/ LOWELL C. ANDERSON
             ----------------------------   -------------------------
             Vice President and Secretary     Chairman of the Board,
                                                 President & CEO



S30046 (4-95)


                               PERIOD CERTAIN AND
                         PARTIAL LIQUIDATION ENDORSEMENT


This Endorsement modifies and forms a part of the Contract to which it is attached. The Effective Date is the Effective Date shown on the Contract Schedule of the Contract to which this Endorsement is attached. In the case of a conflict with any provision in the contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract as set forth below:

The ANNUITY OPTIONS section is deleted and replaced with the following:

ANNUITY OPTIONS - This Contract provides an Annuity under any of the Annuity Options described below, provided the Annuitant or any Joint Annuitant is alive on the Income Date. The Annuity Option selected is shown on the Contract Schedule. Once selected the option is irrevocable. The amount of each payment depends upon the Annuity Option chosen and, for Annuity Options 1-5, the Annuitant's and any Joint Annuitant's Age on the Annuity Calculation Date. Additionally, annuity payments under all Options will vary with the investment experience of the sub-accounts of the Variable Account and may be either higher or lower than the first payment.

The following Annuity Option is to be added to the "Annuity Provisions" section on page 6 of the contract immediately preceding DETERMINATION OF ANNUITY
PAYMENTS:

          OPTION 6 - SPECIFIED PERIOD CERTAIN ANNUITY - Monthly annuity payments are paid for a specified period of time. The Specified Period Certain is elected by the Contract Owner and must be specified as a whole number of years from 5 to 30. If at the time of the last death of the Annuitant and any Joint Annuitant, the annuity payments actually made have been for less than the Specified Period Certain, then annuity payments will be continued thereafter to the Beneficiary for the remainder of the Specified Period Certain. A withdrawal may be made at least once per contract year up to the Total Withdrawal Value in the Contract. The Total Withdrawal Value is equal to the present value of the remaining annuity payments, to the end of the Specified Period Certain, commuted at the Assumed Investment Return less a commutation fee. The commutation fee is a percentage of the amount withdrawn as shown on the Contract Schedule. We reserve the right to restrict the amount of a partial withdrawal to a minimum of $2,500 and a maximum amount that would result in the remaining Total Withdrawal Value of the contract as shown on the Contract Schedule after the partial withdrawal is processed. Partial withdrawals will be processed on the next Annuity Calculation Date following your written request. The company will require the return of the contract prior to the payment of the entire commuted value.


Additionally, the following contract Provision is to be added following the "Annuity Provisions" section, directly preceding the PROCEEDS PAYABLE AT DEATH section of the Contract.

                         PARTIAL LIQUIDATION PROVISION

This provision will apply under Annuity Options 2 and 4. During the lifetime of the Annuitant(s) and while the number of annuity payments made is less than the guaranteed number of payments elected, the Contract Owner may request a withdrawal representing a partial liquidation of the Total Withdrawal Value. The Total Withdrawal Value is equal to the present value of the remaining guaranteed annuity payments, to the end of the period certain, commuted at the Assumed Investment Return less a commutation fee. The commutation fee is a charge collected by the company equal to a percentage of the Total Withdrawal Value liquidated as shown on the Contract Schedule. Partial Liquidations will be processed on the next Annuity Calculation Date following your written request.

After a partial liquidation the subsequent monthly annuity payments during the guaranteed period certain will be reduced by the percentage of the Total Withdrawal Value liquidated, including the commutation fee. After the guaranteed number of payments has been paid the number of annuity units used in calculating the monthly payments will be restored to their original values as if no liquidations had taken place.

PARTIAL LIQUIDATION PROVISION GUARANTEES - The Company guarantees to make this provision available to the Contract Owner at least once per contract year starting no later than the first Contract Anniversary. The total amount allowed to be liquidated as a cumulative percentage of the Total Withdrawal Value is guaranteed to be no less than 25%. The minimum allowable partial liquidation will be the lesser of $2,500 or the remaining portion of the Total Withdrawal Value available to be liquidated.


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

            /S/ ALAN A. GROVE               /S/ LOWELL C. ANDERSON
            ----------------------------    ------------------------------
            Vice President and Secretary       Chairman of the Board,
                                                  President & CEO


S20144